Exhibit 99.1

Company Contact:

Patrick S. Barrett

Chief Financial Officer

OceanFirst Financial Corp.

888.623.2633 ext. 27507

Email: pbarrett@oceanfirst.com

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP.

ANNOUNCES PRICING OF SUBORDINATED NOTES OFFERING

RED BANK, NEW JERSEY, October 27, 2025…OceanFirst Financial Corp. (Nasdaq: “OCFC”) (the “Company”), the holding company for OceanFirst Bank N.A. (the “Bank”), today announced the pricing of a public offering of $185.0 million aggregate principal amount of 6.375% Fixed-to-Floating Rate Subordinated Notes due 2035 (the “Notes”). Interest on the Notes will accrue at a rate equal to (i) 6.375% per annum from the original issue date to, but excluding, November 15, 2030, payable semiannually in arrears, and (ii) a floating rate per annum equal to a benchmark rate, which is expected to be Three-Month Term SOFR (as defined in the Notes), plus a spread of 307.5 basis points from, and including, February 15, 2031, payable quarterly in arrears. The Notes are intended to qualify as Tier 2 capital for regulatory purposes.

This offering is expected to close on October 29, 2025, subject to the satisfaction of customary closing conditions.

Piper Sandler & Co. and Keefe, Bruyette & Woods, A Stifel Company are acting as joint book-running managers for the offering. Luse Gorman, PC is acting as legal counsel to the Company and Freshfields US LLP is acting as legal counsel to the underwriters.

The Company estimates that the net proceeds of the offering will be approximately $181.9 million, after deducting underwriting discounts and estimated offering expenses payable by the Company. The Company intends to use the net proceeds to repay existing indebtedness, including the redemption in full of the Company’s 5.25% Fixed-to-Floating Rate Subordinated Notes due May 15, 2030, to support growth initiatives at the Company’s subsidiaries and for general corporate purposes.

This press release is neither an offer to sell nor a solicitation of an offer to purchase any securities of the Company. There will be no sale of securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offer to sell or solicitation of an offer to purchase securities of the Company will be made only pursuant to a prospectus supplement and prospectus filed with the Securities and Exchange Commission (the “SEC”). The Company has filed a registration statement (including a prospectus) (File No. 333-282711) and a preliminary prospectus supplement with the SEC for the offering to which this press release relates. Before making an investment decision, you should read the prospectus and preliminary prospectus supplement and other documents that the Company has filed with the SEC for additional information about the Company and the offering.

Copies of the preliminary prospectus supplement and accompanying base prospectus relating to the offering can be obtained without charge by visiting the SEC’s website at www.sec.gov, or may be obtained by emailing Piper Sandler & Co. at fsg-dcm@psc.com or by emailing Keefe, Bruyette & Woods, A Stifel Company at USCapitalMarkets@kbw.com.

About the Company

OceanFirst Financial Corp’s subsidiary, OceanFirst Bank N.A., founded in 1902, is a $14.3 billion regional bank serving business and retail customers throughout New Jersey and the major metropolitan areas between Massachusetts and Virginia. OceanFirst Bank delivers commercial and residential financing solutions, wealth management and deposit services and is one of the largest and oldest community-based financial institutions headquartered in New Jersey.

Forward-Looking Statements

In addition to historical information, this news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on certain assumptions and describe future plans, financial results, strategies and expectations of the Company. Such statements include, without limitation, statements regarding the expected consummation of the offering, the anticipated use of proceeds from the offering and the satisfaction of customary closing conditions with respect to the offering. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential,” or similar expressions or expressions of confidence. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to: changes in interest rates, inflation, general economic conditions, including potential recessionary conditions, levels of unemployment in the Company’s lending area, real estate market values in the Company’s lending area, potential goodwill impairment, natural disasters, potential increases to flood insurance premiums, the effects of the federal government shutdown, the current or anticipated impact of military conflict, terrorism or other geopolitical events, the imposition of tariffs or other domestic or international governmental policies and retaliatory responses, the level of prepayments on loans and mortgage-backed securities, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, the availability of low-cost funding, changes in liquidity, including the size and composition of the Company’s deposit portfolio and the percentage of uninsured deposits in the portfolio, changes in capital management and balance sheet strategies and the ability to successfully implement such strategies, competition, demand for financial services in the Company’s market area, changes in investor sentiment and consumer spending, borrowing and saving habits, changes in accounting principles, a failure in or breach of the Company’s operational or security systems or infrastructure, including cyberattacks, the failure to maintain current technologies, failure to retain or attract employees, the impact of pandemics on our operations and financial results and those of our customers and the Bank’s ability to successfully integrate acquired operations. These risks and uncertainties are further discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, under Item 1A - Risk Factors and elsewhere, and subsequent securities filings and should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.